Exhibit 99.1

New Clinical Data on ELELYSO™ (taliglucerase alfa) to be Presented at the 10th Annual European Working Group on Gaucher Disease Meeting

CARMIEL, Israel, June 25, 2012 /GlobeNewswire /Protalix BioTherapeutics, Inc. (NYSE-MKT:PLX, TASE:PLX), announced today that new clinical data on ELELYSO™ will be presented at the 10th Annual European Working Group on Gaucher Disease Meeting being held June 28-30 in Paris, France, at the Novotel Paris Tour Eiffel Convention Center.

Laura van Dussen, M.D., Researcher at the Academic Medical Center in Amsterdam, is scheduled to deliver an oral presentation entitled “Taliglucerase alfa Leads to Favorable Bone Marrow Responses in Patients with Type 1 Gaucher Disease,” on Friday, June 29 at 9:45 AM CEST.

Gregory Pastores, M.D., Professor of Neurology and Pediatrics and Director of the Neurogenetics Laboratory at New York University School of Medicine, is scheduled to deliver an oral presentation entitled “Plant-Cell-Expressed Recombinant Glucocerebrosidase - Taliglucerase Alfa as Therapy for Gaucher Disease,” on Saturday, June 30 at 10:45 AM CEST.

Professor Ari Zimran, M.D., Director of the Gaucher Clinic, Shaare Zedek Medical Center, Jerusalem, Israel, is scheduled to deliver an oral presentation entitled “A Multicenter, Double-Blind, Randomized Safety and Efficacy Study of Two Dose Levels of Taliglucerase Alfa in Pediatric Subjects with Gaucher Disease,” on Saturday, June 30 at 11:00 AM CEST.

In addition to the oral presentation at the conference, Raul Chertkoff, M.D., the Company’s Vice President of Medical Affairs, will introduce a poster entitled “Comparative Analysis of Taliglucerase Alfa Efficacy Response with Enzyme Replacement Therapies for Gaucher Disease.” Dr. Pastores will introduce a poster entitled “Evaluation of Taliglucerase Alfa Efficacy Respective to Therapeutic Goals.” Pamela Becker, M.D., Ph.D., will introduce a poster entitled “Efficacy of Taliglucerase Alfa, Imiglucerase, and Velaglucerase Alfa: A Comparative Analysis of Published Clinical Studies." Last, Luc Bracoud will introduce a poster entitled "Variability assessment of spleen volume measurements based on MRI sequence selection in Gaucher subjects.”

Additional information regarding the conference can be found at the official website for the meeting, http://www.ewggd-paris.com/.

About Protalix

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell based expression system, ProCellEx(R). Protalix's unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner. Protalix's first approved product manufactured by ProCellEx, ELELYSO™ (taliglucerase alfa), was approved for marketing by the U.S. Food and Drug Administration on May 1, 2012 and is partnered with Pfizer for worldwide development and commercialization, excluding Israel, where Protalix retains full rights. Marketing applications for taliglucerase alfa have been filed in additional territories as well. Protalix's development pipeline also includes the following product candidates: PRX-102, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; PRX-105, a pegylated recombinant human acetylcholinesterase in development for several therapeutic and prophylactic indications, a biodefense program and an organophosphate-based pesticide treatment program; an orally-delivered glucocerebrosidase enzyme that is naturally encased in carrot cells, also for the treatment of Gaucher disease; pr-antiTNF, a similar plant cell version of etanercept (Enbrel(R)) for the treatment of certain immune diseases such as rheumatoid arthritis, juvenile idiopathic arthritis, ankylosing spondylitis, psoriatic arthritis and plaque psoriasis; and others.

Forward Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms "anticipate," "believe," "estimate," "expect" and "intend" and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. The statements in this release are valid only as of the date hereof and we disclaim any obligation to update this information.

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